Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

APi Group Corporation:

We consent to the use of our report dated February 25, 2026, with respect to the consolidated financial statements of APi Group Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, MN

April 30, 2026